EXECUTION
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank, as agent
c/o Morgan Stanley
One New York Plaza
New York, NY 10004

November 9, 2005
To: Maverick Tube Corporation
16401 Swingley Ridge Road, Ste 700
Chesterfield, Missouri 63017
Attention: Chief Financial Officer
Telephone No.:     (636) 733-1600
Facsimile No.:      (636) 733-5570
Re: Warrants
Reference:
     The purpose of this letter agreement is to confirm the terms and conditions of the Warrants issued by Maverick Tube Corporation, a Delaware corporation (“Company”), to Morgan Stanley & Co. International Limited (“MSIL”), represented by Morgan Stanley Bank (“MSB”), as its agent, on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between MSIL and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if MSIL and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, (ii) the identification of Morgan Stanley as a Credit Support Provider with respect to MSIL and (iii) the identification of the Guarantee of Morgan Stanley attached hereto as a Credit Support Document with respect to MSIL) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	November 9, 2005

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Buyer:	MSIL

Seller:	Company

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “MVK”)

Number of Warrants:	5,420,932, subject to adjustment as provided herein.

Daily Number of Warrants:	Subject to “Expiration Dates” below, for any day, the Number of Warrants that have not expired as of such day, divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number to account for any fractional Daily Number of Warrants.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 52.00

Premium:	USD 51,318,498.00

Premium Payment Date:	November 15, 2005

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Expiration Time:	The Valuation Time

Expiration Dates:	Each Exchange Business Day during the period beginning on and including the First Expiration Date and ending on and including the 39th Exchange Business Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such day. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date (including the First Expiration Date), the Calculation Agent shall make adjustments to the Daily Number of Warrants for which such day shall be an Expiration Date and shall designate an Exchange Business Day or a number of Exchange Business Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; provided that if such Expiration Date has not occurred pursuant to this sentence as of the eighth

Exchange Business Day following the last scheduled Expiration Date under this Transaction, that eighth Exchange Business Day shall be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the value for the Shares as of the Valuation Time on that eighth Exchange Business Day or on any subsequent Exchange Business Day as the Calculation Agent shall determine in its sole discretion.

First Expiration Date:	February 13, 2014 (or, if such date is not an Exchange Business Day, the next following Exchange Business Day), subject to adjustment in the case of a Market Disruption Event.

Automatic Exercise:	Applicable; and means that, unless previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Market Disruption Event:	Section 4.3(a)(ii) is hereby amended by adding after the words “or Share Basket Transaction,” in the first line thereof the phrase “a failure by the Exchange or Related Exchange to open for trading during its regular trading session or” and replacing the phrase “during the one-half hour period that ends at the relevant Valuation Time” with the phrase “at any time during the regular trading session on the Exchange or any Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours”.

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the regular trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms applicable to the Tran	saction:

Method of Settlement:	Company shall be entitled to elect to have either (i) Cash Settlement or (ii) Net Share Settlement apply to the settlement of the Warrants by written notice to MSIL given no later than the 5th Exchange Business Day prior to the First Expiration Date; provided that the same Method of Settlement shall apply to all exercises and deemed exercises of Warrants. If Company does not timely elect a Method of Settlement, Net Share Settlement will apply.

Cash Settlement:	If Cash Settlement is applicable, on each relevant Settlement Date, Company shall deliver to MSIL an amount of cash equal to the sum of, for each Valuation Date that occurred during the calendar week immediately prior to such Settlement Date, the Cash Settlement Amount for such Valuation Date.

Net Share Settlement:	If Net Share Settlement is applicable, on each relevant Settlement Date, Company shall deliver to MSIL the Delivery Requirement for such Settlement Date to the account specified herein, free of payment through the Clearance System.

Delivery Requirement:	For any Settlement Date, (i) a number of Shares (rounded down to the nearest whole Share), as calculated by the Calculation Agent, equal to the sum of, for each Valuation Date that occurred during the calendar week immediately prior to such Settlement Date, (A) the Cash Settlement Amount for such Valuation Date divided by (B) the Settlement Price on such Valuation Date and (ii) cash in lieu of any fractional shares (based on such Settlement Price).

Cash Settlement Amount:	For any Valuation Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Valuation Date and (iii) the Warrant Entitlement.

Strike Price Differential:	(a) If the Settlement Price for any Valuation Date is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price; or

(b) If such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MVK <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Date:	The first Exchange Business Day of each calendar week shall be the Settlement Date in respect of each Valuation Date that occurred during the prior calendar week.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable to the extent Net Share Settlement is applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.
3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions, whether or not extraordinary, shall be governed by Section 9(l) of this Confirmation and not by Section 9.1(c) of the Equity Definitions.
Extraordinary Events applicable to the Transaction:

Consequence of Merger Events

(a) Share-for-Share:	Alternative Obligation; provided that the Calculation Agent will determine if the Merger Event affects the theoretical value of the Transaction and, if so, MSIL in its sole discretion may elect to make adjustments to the Strike Price and any other term necessary to reflect the characteristics (including volatility, dividend practice, borrow cost, policy and liquidity) of the New Shares. Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New Shares are not publicly traded on a United States national securities exchange or quoted on the NASDAQ National Market.

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization or Insolvency:	Cancellation and Payment

4. Calculation Agent:	MSIL

5. Account Details:

(a)	Account for payments to Company:
	Bank Name:	JPMorgan Chase Bank
	ABA No.:	021 000 021
	Account Name:	Maverick Tube Corporation
	Account No.:	323-326641

Account for delivery of Shares from Company:

To be advised.

(b)	Account for payments to MSIL:

Citibank, N.A.
ABA# 021-000-089
A/C Morgan Stanley Bank
A/C No. 30440939
For further credit to Customer Account 33AC0030

Account for delivery of Shares to MSIL:

To be advised.
6. Offices:
The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.
The Office of MSIL for the Transaction is:
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
c/o Morgan Stanley
One New York Plaza
4th Floor
New York, NY 10004
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Company:
Maverick Tube Corporation
16401 Swingley Ridge Road, Ste 700
Chesterfield, Missouri 63017
Attention: Chief Financial Officer
Telephone No.: (636) 733-1600
Facsimile: (636) 733-5570
(b)	Address for notices or communications to MSIL:

Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
c/o Morgan Stanley
One New York Plaza
4th Floor
New York, NY 10004
Attn: Fred Gonfiantini
Telephone No: (212) 276-2427
Facsimile No: (212) 507-0724
With a copy to:
Legal Department
Morgan Stanley & Co. Incorporated
1585 Broadway
38th Floor
New York, NY 10036
Attn: Anthony Cicia
Telephone No: (212) 761-3452
Facsimile No: (212) 507-4338
8. Representations and Warranties of Company
The representations and warranties of Company set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of the Trade Date between Company and Morgan Stanley & Co. Incorporated (“MS&Co.”) are true and correct and are hereby deemed to be repeated to MSIL as if set forth herein. Company hereby further represents and warrants to MSIL that:
(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.
(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Company or its significant subsidiaries filed as exhibits to Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as updated by any subsequent filings.
(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	The Shares of Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.
(e)	Company is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Company has total assets in excess of USD 10,000,000;

(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.
(f)	Each of Company and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company.

(g)	Company is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act).

(h)	Company’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(i)	Company’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(j)	Company understands no obligations of MSIL to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of MSIL or any governmental agency.

(k)	Company is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
9. Other Provisions:
(a)	Opinions. Company shall deliver to MSIL an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation.

(b)	Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then, at the discretion of Company, MSIL and Company will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to MSIL and Company) (such additional confirmation or amendment to this Confirmation to provide for the payment by MSIL to Company of the additional premium related thereto).

(c)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the final Valuation Date, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which all of the property underlying the Warrants consists of shares of common stock that are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange (a “Share De-listing”), then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions, treating the “Announcement Date” as the date of first public announcement that the Share De-listing will occur and the “Merger Date” as the date of the Share De-listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to the other in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions. For the avoidance of doubt, in no event will a Share De-listing result in an obligation of MSIL to make a payment to Company.

(e)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares (other than any repurchase of Shares effected through MS&Co. during the 30 days immediately following the Trade Date), promptly give MSIL a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the “Share Ratio” (as defined herein) as determined on such day exceeds by 1% or more the Share Ratio specified in the immediately preceding Repurchase Notice (or, in the case of the first Repurchase Notice, the Share Ratio as of the Trade Date, adjusted to account for any repurchase of Shares effected through MS&Co. during the 30 days immediately following the Trade Date). The “Share Ratio” as of any day is equal to (x) the number of outstanding Warrants on such day multiplied by the Warrant Entitlement divided by (y) the number of outstanding Shares on such day. Company agrees to indemnify and hold harmless MSIL and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to MSIL’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Company’s failure to provide MSIL with a Repurchase Notice on the day and in the manner specified in this Section 9(e), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (e) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (e) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(f)	Regulation M. Company was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(g)	No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(h)	Board Authorization. Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of MSIL. MSIL may transfer or assign all or any portion of its rights or obligations under this Transaction with the consent of Company, which consent shall not be unreasonably withheld; provided that MSIL may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Company (x) to any affiliate of MSIL or (y) if MSIL in its sole discretion determines that its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8% of Company’s outstanding Shares, to the extent necessary to reduce its “beneficial ownership” to 7.5%; provided, further, that MSIL shall promptly notify Company of any such transfer or assignment. If (x) MSIL in its sole discretion determines that its “beneficial ownership” exceeds 9% of Company’s outstanding Shares, (y) in its sole discretion, MSIL is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to MSIL that would reduce its “beneficial ownership” to 7.5% or less and (z) the number of outstanding Shares is less than 30,000,000 (adjusted by the Calculation Agent as appropriate for any Potential Adjustment Event or Merger Event), MSIL may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than 9%. In the event that MSIL so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing MSIL to purchase, sell, receive or deliver any shares or other securities to or from Company, MSIL may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform MSIL’s obligations in respect of this Transaction and any such designee may assume such obligations. MSIL shall be discharged of its obligations to Company to the extent of any such performance.
(j)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.
(k)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on November 15, 2005 or such later date as agreed upon by the parties (November 15, 2005 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of MSIL and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that if the failure to consummate the sale of the Convertible Notes results from a failure of any condition set forth in Section 5 of the Purchase Agreement, Company shall reimburse MSIL for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by MSIL in its sole good faith discretion. MSIL shall notify Company of such amount, including reasonable detail regarding its determination of such amount, and Company shall pay such amount in immediately available funds on the Early Unwind Date. MSIL and Company represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend on a per Share basis, then the Calculation Agent will adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement to preserve the fair value of the Warrant to MSIL after taking into account such dividend. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

(m)	Role of Agent. Each party agrees and acknowledges that:

(i) MSB is acting as agent for both parties but does not guarantee the performance of either party. Neither MSIL nor Company shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MSB, (ii) MSIL is not a member of the Securities Investor Protection Corporation, (iii) MSB, MSIL and Company each hereby acknowledges that any transactions by MSIL or MSB in the Shares will be undertaken by MSIL as principal for its own account; and (iv) all of the actions to be taken by MSIL and MSB in connection with the Transaction, including but not limited to any exercise of any Warrants, shall be taken by MSIL or MSB independently and without any advance or subsequent consultation with Company; and (v) MSB is hereby authorized to act as agent for Company only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Warrants described hereunder.

(n)	Additional Provisions.

(i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words “diluting or concentrative”.

(ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words “other similar” between “any” and “event”; deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or Warrants”.

(iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “or (C) at MSIL’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iv) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination in a commercially reasonable manner of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, Insolvency or Share De-listing, as the case may be. The Calculation Agent shall provide the parties, upon request, a notice containing reasonable detail regarding its calculation of such amount. If Company reasonably disputes the amount of such calculation by 5:00 p.m. New York time on the third Exchange Business Day following receipt of notice thereof, each party shall use its reasonable efforts to resolve expeditiously such dispute. If MSIL and Company do not reach agreement (any calculation so agreed by the parties or determined in accordance with this paragraph being referred to as an “Agreed Calculation”), Company may require that the calculations made by the Calculation Agent be submitted to an independent review. In such event, MSIL and Company shall appoint promptly and jointly three independent leading dealers in the relevant market each to review the Calculation Agent’s calculation in which case: (1) if at least two of the three dealers agree with the Calculation Agent’s calculation, the Agreed Calculation shall be such calculation, or (2) if fewer than two of the three dealers agree with the Calculation Agent’s calculation, the Agreed Calculation shall be the arithmetic mean of the calculations provided by the appointed dealers; provided that if fewer than three appointed dealers provide a calculation, then MSIL and Company agree to appoint promptly and jointly such number of additional dealers such that MSIL and Company shall receive three calculations. If, after reasonable attempt, MSIL and Company do not receive three calculations, the Agreed Calculation shall be as mutually agreed in good faith by MSIL and Company in accordance with market practice by reference to calculations made by independent leading dealers in the relevant market. The Agreed Calculation reached in accordance with such process shall be conclusive and binding absent manifest error.”
(o)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off by Company against any obligations of MSIL, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of MSIL’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by MSIL in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to the Share Termination Alternative.

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to MSIL, (i) pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in each case resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to MSIL, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, the date of the Share De-listing or the Early Termination Date, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, MSIL shall nevertheless have the right, in its sole discretion, to require Company to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Company’s election to the contrary or lack of election. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (1)(i), the Share Termination Alternative right hereunder.

Share Termination Alternative:	If applicable, Company shall deliver to MSIL the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment

Date”), subject to paragraph (q)(i) below, in satisfaction, subject to paragraph (q)(ii) below, of the Payment Obligation in the manner reasonably requested by MSIL free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to MSIL of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registered Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, the date of the Share De-listing or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Share De-listing, Termination Event or Event of Default, one Share or, in the case of Nationalization or Insolvency or a Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization or Insolvency or such Merger Event, as determined by the Calculation Agent. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If the Share Termination Alternative is applicable, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that the Share Termination Alternative is applicable to this Transaction.
(q)	Registration/Private Placement Procedures. If, in the reasonable opinion of MSIL, following any delivery of Shares or Share Termination Delivery Property to MSIL hereunder, such Shares or Share Termination Delivery Property would be in the hands of MSIL subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by MSIL. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registered Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates thereafter and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Daily Number of Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to MSIL; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to MSIL (or any affiliate designated by MSIL) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by MSIL (or any such affiliate of MSIL). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to MSIL, due diligence rights (for MSIL or any designated buyer of the Restricted Shares by MSIL), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to MSIL. In the case of a Private Placement Settlement, MSIL shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (p) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to MSIL hereunder; provided that in no event shall such number be greater than 6,234,072 (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by MSIL to Company of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (p) above) or on the Settlement Date for such Restricted Shares (in the case of settlement of Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of either the proviso above or the last sentence of clause (ii) below relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes and unissued Shares that are not reserved for other transactions. Company shall immediately notify MSIL of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by MSIL as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to MSIL’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section 9(q)(i), “Spread” means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if MSIL were to extend credit to Company in an amount equal to such Net Share Settlement Amount or Payment Obligation, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to MSIL, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to MSIL. If MSIL, in its sole reasonable discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If MSIL is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement of Share Termination Delivery Units pursuant to paragraph (p) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which MSIL completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to MSIL by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Restricted Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Restricted Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.
(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to MSIL, as purchaser of such Restricted Shares, (i) may be transferred by and among MSIL and its affiliates and Company shall effect such transfer without any further action by MSIL and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by MSIL (or such affiliate of MSIL) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by MSIL in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by MSIL (or such affiliate of MSIL).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(r)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, MSIL may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to the extent (but only to the extent) that such receipt would result in MSIL directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in MSIL directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to MSIL hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, MSIL gives notice to Company that such delivery would not result in MSIL directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.
(s)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that MSIL will not be considered an affiliate under this Section 9(s) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after two years from the Premium Payment Date shall be eligible for resale under Rule 144(k) of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees, for any delivery of Shares or Share Termination Delivery Property hereunder at any time after one year from the Premium Payment Date but within 2 years of the Premium Payment Date, to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property to remove, any legends referring to any such restrictions or requirements from such Shares or Share Termination Delivery Property. Such Shares or Share Termination Delivery Property will be de-legended upon delivery by MSIL (or such affiliate of MSIL) to Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by MSIL (or such affiliate of MSIL). Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is one year from the Premium Payment Date, may be transferred by and among MSIL and its affiliates and Company shall effect such transfer without any further action by MSIL. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(t)	Hedging Disruption Event. The occurrence of a Hedging Disruption Event will constitute an Additional Termination Event under the Agreement permitting MSIL to terminate the Transaction, with Company as the sole Affected Party and the Transaction as the sole Affected Transaction.

“Hedging Disruption Event” means, with respect to MSIL, as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions or creditworthy market participants or other similar events, to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms including costs reasonable to MSIL or an affiliate in its reasonable discretion, including the event that at any time MSIL reasonably concludes that it or any of its affiliates are unable to establish, re-establish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms including costs deemed reasonable to MSIL in its reasonable discretion. For the avoidance of doubt, the parties hereto agree that if (i) MSIL reasonably determines that it is unable to borrow Shares to hedge its exposure with respect to the Transaction at a stock loan rebate rate equal to or in excess of the Federal Funds Rate minus 150 basis points; or (ii) the prevailing stock loan rebate rate for the Shares, as determined by the Calculation Agent, is less than the Federal Funds Rate minus 150 basis points, an Additional Termination Event under the Agreement shall occur with Company as the sole Affected Party and the Transaction as the sole Affected Transaction.

“Federal Funds Rate” means, for any day, the rate on such day for Federal Funds, as published by Telerate on page 129, titled Federal Funds Rate, under the column, “Open”; provided that if any such day is not a New York business day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding New York business day.

(u)	Governing Law. New York law.

(v)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,
Morgan Stanley & Co. International Limited
By:
Authorized Signatory
Name:
Morgan Stanley Bank, as agent
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:
Maverick Tube Corporation

By:

Authorized Signatory
Name:

[FORM OF MORGAN STANLEY GUARANTEE]